Exhibit 99.1

Aqua Metals Advances Sierra-ARC Lithium Battery Recycling Campus and Secures Offtake Partnership; Reports Full-Year 2023 Financial Results

RENO, Nev., March 27, 2024 – Aqua Metals, Inc. (NASDAQ: AQMS), a pioneer in sustainable lithium-ion battery recycling, today reported financial results for the full-year ended December 31, 2023.

Full-Year 2023 Financial and Recent Operational Highlights

Operational

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Established a platform for commercial production by successfully commissioning the Li AquaRefining™ pilot plant and operating the plant for over one year including 24-hour/five-day per week operations at the Company’s Innovation Center, with the recovery of lithium hydroxide and carbonate, nickel, copper, cobalt, and manganese dioxide, and de-risking through pilot operations.

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Completed an engineering report that included a Life Cycle Analysis (LCA) of Li AquaRefining™ through ICF, an internationally recognized third party, showing an 83% reduction in CO2 emissions versus standard hydrometallurgy processes.

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Acquired a five-acre parcel in Tahoe-Reno and materially completed major upfit of the existing building to advance Phase 1 of the Sierra AquaRefining™ Campus (ARC) on time and within budget with commissioning beginning this summer and commercial production commencing this year with expected financing.

Commercial

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Advanced its ongoing strategic partnership with 6K Energy and signed a multi-part memorandum of understanding (MOU) regarding plans for co-located facilities to build the first circular supply chain of critical minerals for lithium battery production in the U.S., that follows the successful completion of the non-recurring engineering agreement (NRE) where Aqua Metals developed novel and patent-pending metals to pCAM (precursor cathode active material) technology for 6K.

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As announced yesterday, executed a supply agreement between Aqua Metals and 6K Energy, representing a first-of-its-kind collaboration designed to address the escalating demand for recycling Li-ion batteries by offering manufacturers access to low-cost, low-carbon, domestically produced critical materials.

●	Supplied Dragonfly Energy with battery-grade, sustainably recycled lithium hydroxide, which was used to manufacture and successfully cycle-tested lithium-based battery cell.

Financial

●	Completed an equity raise, and strategic investment and partnership with Yulho, Co., Ltd., which provided $25 million in gross proceeds.
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Advanced flexible business model strategy, supporting partnerships, licensing models, and proprietary production, enabling growth with limited capital expenditures and an asset-lite approach relative to others in the industry.

Global Industry Distinction

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Aqua Metals has an alliance in Asia with its strategic investor and partner, Yulho Co., Ltd., and was a featured presenter at the APEC multistakeholder forum in San Francisco where global leaders convened to foster collaboration and dialogue around equitable energy transition principles.

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Company executives attended a trade delegation to Lower Saxony, Germany to explore opportunities for recycling with government leaders and regional companies; and recently hosted a Dutch delegation in Reno, NV.

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Received commendation as a "Leader in Sustainability" alongside Patagonia by the Economic Development Authority of Western Nevada (EDAWN) and from US Senator Catherine Cortez Masto and US Congressman Mark Amodei.

“Aqua Metals achieved our goal of proving out the pilot plant in 2023, a facility that continues to operate 24x5,” commented Steve Cotton, President and Chief Executive Officer of Aqua Metals. “Simultaneously, the Company is prudently and methodically outfitting Phase 1 of our Sierra ARC and we plan to become the first commercial-scale operator to establish a sustainable circular supply chain of critical minerals for lithium battery production in the US. This progress is a major milestone for Aqua Metals, advancing our commercial initiatives. We have secured a reliable supply of black mass, developed US and global partnerships, and commissioned production capacity, operating at a measured pace that minimizes risk and avoids major capital requirements as the industry continues to mature.”

“Phase 1 of our Sierra ARC is expected to be capable of generating the critical battery minerals for approximately 30,000 average-sized EV battery packs, representing potential revenue of $30 million annually based on current metals pricing,” continued Mr. Cotton. “We have input material secured and have progressed the building infrastructure upgrades on time and within budget including utility, power distribution, all new concrete flooring with epoxy, office space, equipment platform and we are now actively placing and installing equipment. We expect to complete installing the remainder of the equipment and to commission our first processes this summer with expected financing. We have also just finalized our key off-take agreement with our partner 6K Energy to solidify our circular supply chain approach. We also expect to finalize more commercial agreements with existing and new partners during 2024 as we enter commercial production.”

“Simultaneously, we are pursuing non-dilutive, strategic, and traditional financing options to continue to fund the commencement and expanded production at our Tahoe-Reno campus,” continued Mr. Cotton. “We continue to view 2024 as a pivotal year for Aqua Metals, as we advance commercial initiatives and bolster our position as a leader in this important, maturing industry.”

2023 Full-Year Financial Results

In 2023, Aqua Metals continued to focus on its ability to recycle metals found in lithium-ion batteries. The Company was in limited pilot-scale production during 2023 and provided sample production-representative metals produced to multiple announced and unannounced counterparties and as a result, generated no significant revenue.

Expenses related to plant operations increased by 59% during 2023 to approximately $6.3 million compared to approximately $4.0 million in 2022. Research and development decreased approximately 4% during 2023 compared to 2022. General and administrative expenses increased approximately 19% for 2023, compared to 2022.

The net loss for 2023 was $23.9 million, or $(0.25) per basic and diluted share, compared to a net loss of $15.4 million, or $(0.20) per basic and diluted share, for 2022. The net loss for the year ended December 31, 2023 included $4.9 million of non-cash items including write-offs of $1.4 million related to our investment in LINICO and $3.5 million related to the ACME Construction In Process as a result of the suspension of the development of recycling operations at the ACME Metals Taiwanese facility. Excluding the impact of the impairment charges, the Company’s adjusted net loss(1)  was $19.1 million or ($0.20) per basic and diluted share. Weighted average shares outstanding for the year were 91.9 million.

As of December 31, 2023, the Company had $16.5 million in cash and cash equivalents. Total cash used in operations for 2023 was $3.2 million.

(1) This is a non-GAAP measure; refer to the non-GAAP adjusted net loss section of this Press Release for additional detail.

Conference Call and Webcast

The company will hold a conference call to discuss results and corporate developments today at 4:30 p.m. ET. Investors can access the live conference at https://event.webcasts.com/aqms or from the investor relations section of the Company’s website at https://ir.aquametals.com/. Alternatively, interested parties can access the audio call by dialing 877-407-9708 (toll-free) or 201-689-8259 (international).

Following the conclusion of the live event, a replay will be available by dialing 877-660-6853 or 201-612-7415 and using passcode 13744371. The webcast replay will also be available in the “News / Events” section of the Aqua Metals website.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented AquaRefining™ technology. The Company is pioneering a sustainable recycling solution for materials strategic to energy storage and electric vehicle manufacturing supply chains. AquaRefining™ is a low-emissions, closed-loop recycling technology that replaces polluting furnaces and hazardous chemicals with electricity-powered electroplating to recover valuable metals and materials from spent batteries with higher purity, lower emissions, and minimal waste. Aqua Metals is based in Reno, NV and operates the first sustainable lithium battery recycling facility at the Company’s Innovation Center in the Tahoe-Reno Industrial Center. To learn more, please visit www.aquametals.com.

Aqua Metals Social Media

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its Twitter, Threads, LinkedIn and YouTube accounts at https://twitter.com/AquaMetalsInc  (@AquaMetalsInc), https://www.threads.net/@aquametalsinc (@aquametalsinc), https://www.linkedin.com/company/aqua-metals-limited and https://www.youtube.com/@AquaMetals respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes", "estimates", "potential" and variations of such words or similar expressions that convey the uncertainty of future events or outcomes, or that do not relate to historical matters. The forward-looking statements in this press release include our expectations for our pilot and commercial-scale recycling plants, our ability to recycle lithium-ion batteries and the expected benefits of recycling lithium-ion batteries. Those forward-looking statements involve known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that we may not be able to successfully negotiate and conclude a definitive license agreement with Yulho or a definitive pilot facility agreement with 6K, (2) even if we are to conclude a definitive agreements with Yulho and 6K, the risk that we may not achieve the expected benefits from such relationships; (3) the risk that we may not be able to acquire the funding necessary to develop our recently acquired five-acre campus; (4) the risk that we may not be able to develop the recycling facility on the five-acre campus within the expected time or at all; (5) even if we are able to develop the recycling facility, the risk that we may not realize the expected benefits; (6) the risk that potential licensees may refuse or be slow to adopt our AquaRefining process as an alternative in spite of the perceived benefits of AquaRefining; (7) the risk that we may not realize the expected economic benefits from any licenses we may enter into; and (8) those risks disclosed in the section "Risk Factors" are included in our Annual  Report on Form 10-K filed on March 27, 2024. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Contact Information

Investor Relations

Bob Meyers & Rob Fink

FNK IR

646-878-9204

aqms@fnkir.com

Media

Jennifer Johnson Avril

Warner Communications

917-982-9012

jennifer@warnerpr.com

Source: Aqua Metals

Non-GAAP Adjusted net loss

The Company believes the use of adjusted net loss allows management, investors, and analysts to understand its net loss related to its primary business. For the three and nine months ended September 30, 2019, effects of the Veolia non-cash share payments have been excluded from net loss. Net loss is reconciled to adjusted net loss in the table below (in thousands, except per share amounts):

AQUA METALS, INC.

Reconciliation to Non-GAAP Net Loss
(Unaudited)

Twelve months ended December 31, 2023
Net loss	$(23,938)
Impairment expense	$4,851
Adjusted net loss	$(19,087)

Net loss per share, basic and diluted	$(0.25)
Impairment expense	$0.05
Adjusted net loss per share, basic and diluted	$(0.20)

Note About Non-GAAP Financial Measures

In addition to the audited results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Aqua Metals presents adjusted net loss and adjusted net loss per share, which are non-GAAP financial measures. Adjusted net loss and adjusted net loss per share are determined by taking net loss and eliminating the impacts of impairment expense. Our definitions of adjusted net loss and adjusted net loss per share may not be comparable to the definitions of similarly titled measures used by other companies. We believe that these non-GAAP financial measures, viewed in addition to and not in lieu of our reported GAAP results, provides useful information to investors by providing a more focused measure of operating results. These metrics are used as part of our internal reporting to evaluate our operations and the performance of senior management. A table reconciling this measure to the comparable GAAP measure is available in the accompanying financial tables above.

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